Exhibit 2.8

STOCK PURCHASE AGREEMENT

AMONG

PROSPECT MEDICAL GROUP, INC.,

PROSPECT MEDICAL SYSTEMS, INC.,

STARCARE MEDICAL GROUP, INC.
(dba Gateway Medical Group, Inc.),

APAC MEDICAL GROUP, INC.
(dba Gateway Physicians Medical Associates, Inc.),

PINNACLE HEALTH RESOURCES

AND

DAVID TSOONG, M.D.

January 31, 2004

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into this 31st day of January, 2004 (the “Closing Date”) by and among Prospect Medical Group, Inc., a California professional corporation (“Group”), Prospect Medical Systems, Inc., a Delaware corporation, and an affiliate of Group (“Systems”) (Group and Systems are collectively referred to herein as the “Prospect Parties”), StarCare Medical Group, Inc., dba Gateway Medical Group, Inc., a California professional corporation (“StarCare”), APAC Medical Group, Inc., dba Gateway Physicians Medical Associates, Inc., a California professional corporation (“APAC”), Pinnacle Health Resources, a California corporation (“Pinnacle”), and David Tsoong, M.D., the sole shareholder of StarCare, APAC and Pinnacle (“Shareholder”) (StarCare, APAC, Pinnacle and the Shareholder are collectively referred to herein as the “Gateway Parties”).

RECITALS

A.                                   WHEREAS, StarCare is a licensed California professional corporation that operates as an independent practice association and, as such, contracts with physicians (“StarCare Provider Contracts”) and providers of ancillary services (“StarCare Ancillary Service Contracts”) to provide professional medical services to patients (“StarCare Enrollees”) through contracts with health plans commonly referred to as “shared risk contracts” (as defined in Section 2.14) (“StarCare Shared Risk Contracts”) and contracts with health plans commonly referred to as “full risk contracts” (as defined in Section 2.14), (“StarCare Full Risk Contracts”) and which also operates medical clinics that directly serve patients (“Medical Clinics”).

B.                                     WHEREAS, APAC is a licensed California professional corporation that operates as an independent practice association and, as such, contracts with physicians (“APAC Provider Contracts”) and providers of ancillary services (“APAC Ancillary Service Contracts”) to provide professional medical services to patients (“APAC Enrollees”) through “shared risk contracts” with health plans (“APAC Shared Risk Contracts”), and full risk contracts with health plans (“APAC Full Risk Contracts”).

C.                                     WHEREAS, Pinnacle is a California corporation which provides management and administrative services to independent practice associations and medical clinics pursuant to long-term management agreements, and in such capacity has a management agreement with each of StarCare (“StarCare Management Agreement”) and APAC (“APAC Management Agreement”).

D.                                    WHEREAS, the Shareholder owns of record and beneficially all of the issued and outstanding shares of common stock of StarCare (the “StarCare Shares”), all of the issued and outstanding common stock of APAC (the “APAC Shares”) and all the issued and outstanding common stock of Pinnacle (the “Pinnacle Shares”).

E.                                      WHEREAS, Group is a licensed California professional corporation that operates as an independent practice association and, as such, contracts with physicians to provide professional medical services to patients through capitated contracts with health plans.

F.                                      WHEREAS, Systems is an affiliate of Group and provides management and administrative services to independent practice associations pursuant to long-term management agreements, and in such capacity has a management agreement with Group.

G.                                     WHEREAS, upon the terms and subject to the conditions of this Agreement (i) the Shareholder desires to sell to Group, and Group desires to purchase from the Shareholder, all of the StarCare Shares (the “StarCare Stock Purchase”), (ii) the Shareholder desires to sell to Group, and Group desires to purchase from the Shareholder, all of the APAC Shares (the “APAC Stock Purchase”), and (iii) the Shareholder desires to sell to Systems, and Systems desires to purchase from Shareholder, all of the Pinnacle Shares (the “Pinnacle Stock Purchase”).

H.                                    WHEREAS, the Prospect Parties and the Gateway Parties desire to make certain representations and warranties and other agreements in connection with the StarCare Stock Purchase, the APAC Stock Purchase and the Pinnacle Stock Purchase.

AGREEMENT

NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and representations, warranties, agreements and covenants set forth herein, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF STARCARE SHARES,
APAC SHARES AND PINNACLE SHARES

1.1                                 Closing; Effective Date.  The consummation of the StarCare Stock Purchase, the APAC Stock Purchase, the Pinnacle Stock Purchase and the other transactions contemplated by this Agreement (collectively, the “Transaction”), shall take place simultaneous with the execution of this Agreement (the “Closing”), but the transaction shall be deemed effective as of 12:01 am on February 1, 2004 (the “Effective Date”).

1.2                                 Transfer of StarCare Shares.  At the Closing, the Shareholder will deliver to Group one or more certificates representing all of the StarCare Shares, as set forth in Schedule 1.2.  Such stock certificates will be duly endorsed in blank for transfer or shall be presented with stock powers duly endorsed in blank, with such other documents as may be reasonably required by Group to effect a valid transfer of such StarCare Shares by the Shareholder, free and clear of any claims, demands, liens, mortgages, encumbrances, pledges, security interests, and restrictions of any kind (collectively, “Liens”).

1.3                                 Transfer of APAC Shares.  At the Closing, the Shareholder will deliver to Group one or more certificates representing all of the APAC Shares, as set forth in Schedule 1.3.  Such stock certificates will be duly endorsed in blank for transfer or shall be presented with stock powers duly endorsed in blank, with such other documents as may be reasonably required by Group to effect a valid transfer of such APAC Shares by the Shareholder, free and clear of any Liens.

1.4                                 Transfer of Pinnacle Shares.  At the Closing, the Shareholder will deliver to Systems one or more certificates representing all of the Pinnacle Shares, as set forth in Schedule 1.4.  Such stock certificates will be duly endorsed in blank for transfer or shall be presented with stock powers duly endorsed in blank, with such other documents as may be reasonably required by Group to effect a valid transfer of such Pinnacle Shares by the Shareholder, free and clear of any Liens.

1.5                                 Purchase Price and Payment.   In consideration of (i) the sale by the Shareholder to Group of the StarCare Shares and the APAC Shares, and (ii) the sale by the Shareholder to Systems of the Pinnacle Shares, the Prospect Parties shall pay the Gateway Parties the total purchase price for the Transaction of Eight Million Five Hundred Thousand Dollars ($8,500,000) (the “Purchase Price”):

1.6                                 Purchase Price Allocation.  The parties agree that they shall mutually cooperate in completing the allocation of the Purchase Price among StarCare, APAC and Pinnacle as shown in Schedule 1.6 prior to the Closing Date, and agree that they shall use such allocation for purposes of federal and state tax reporting.  The parties further agree to mutually cooperate in the filing of Form 8594 with the Internal Revenue Service.

1.7                                 Fair Market Value.  The parties agree that the Purchase Price reflects the fair market value of the StarCare Shares, the APAC Shares and the Pinnacle Shares.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF THE GATEWAY PARTIES

In order to induce Group and Systems to enter into this Agreement and to consummate the Transaction, StarCare, APAC, Pinnacle and the Shareholder, jointly and severally, make the representations and warranties set forth in this Article 2.

2.1                                 Organization; Subsidiaries.  StarCare and APAC are professional corporations duly organized, validly existing and in good standing in the State of California.  Pinnacle is a  corporation duly organized, validly existing and in good standing in the State of California. StarCare, APAC and Pinnacle have all requisite corporate power and authority to own, lease, and operate their assets and to carry on their respective businesses as now being conducted.  None of StarCare, APAC or Pinnacle has any partially-owned or wholly-owned subsidiaries.

2.2                                 Minute Book and Stock Records.  The minute books and stock records of StarCare, APAC and Pinnacle are complete and accurate in all material respects and all signatures included therein are the genuine signatures of the persons indicated as signing.  True and genuine copies of such minute books and stock records (which are complete and accurate in all material respects and include a complete and accurate copy of the Articles of Incorporation and Bylaws and all amendments to both) of StarCare, APAC and Pinnacle have previously been delivered to Group.   None of StarCare, APAC nor Pinnacle is in default under or in violation of any provision of its Articles of Incorporation or its Bylaws.

2.3                                 Authorization.  Each of the Gateway Parties has the power and authority to enter into this Agreement and to consummate the Transaction.  All actions on the part of the Gateway Parties necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction, including all necessary approvals by the Shareholder, as the sole shareholder of StarCare, APAC and Pinnacle, have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of each of StarCare, APAC, Pinnacle and the Shareholder, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

2.4                                 No Consent Required.  Except as set forth on Schedule 2.4, neither the execution and delivery of this Agreement by StarCare, APAC, Pinnacle and the Shareholder nor the performance by them of their obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to the Prospect Parties prior to the Closing Date.

2.5                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Except as set forth on Schedule 2.5, neither this Agreement nor any part of the Transaction violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which any of the Gateway Parties is a party or by which any of the Gateway Parties may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the Transactions, will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of StarCare, APAC or Pinnacle;

(ii)                                  contravene, conflict with, or result in a violation of any order, judgment or decree to which any of the Gateway Parties may be subject; or

(iii)                               contravene, conflict with or result in a violation of any of the terms or requirements, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by any of the Gateway Parties.

2.6                                 Capital Structure.  The authorized capital stock of StarCare consists of 100,000 shares of common stock, no par value per share, of which 1,000 shares are issued and outstanding. The authorized capital stock of APAC consists of 10,000 shares of common stock, $0.001 par value per share, of which 1,000 common shares are issued and outstanding and 1,000,000 shares of preferred stock, $0.001 par value, none of which are issued and outstanding. The authorized capital stock of Pinnacle consists of 10,000 shares of common stock, $0.001 par value per share, of which 1,000 common shares are issued and outstanding and 1,000,000 shares of preferred stock, $0.001 par value, none of which are issued and outstanding.  All of the StarCare Shares, APAC Shares and Pinnacle Shares are validly issued, fully paid and non-assessable and all are owned by the Shareholder.  There are no shares of StarCare’s capital stock, APAC’s capital stock or Pinnacle capital stock held in their treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of StarCare, APAC or Pinnacle, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights outstanding with respect to any of the capital stock of StarCare, APAC, or Pinnacle nor are there any instruments, or agreements giving anyone the right to acquire any such rights.

2.7                                 Financial Statements.  StarCare, APAC and Pinnacle have provided the Prospect Parties with (i) the balance sheets and income statements of each of StarCare, APAC and Pinnacle, for the year ended December 31, 2002 (the “2002 Year End Financial Statements”) and (ii) the interim balance sheets and income statements of each of StarCare, APAC and Pinnacle for the subsequent monthly periods ending October 31, 2003 (the “October Interim Financial Statements”), November 30, 2003 (the “November Interim Financial Statements”) and December 31, 2003 (the “December Interim Financial Statements”) and all supporting documents and schedules for the December Interim Financial Statements (the October Interim Financial Statements, the November Financial Statements and the December Financial Statements may be collectively referred to herein from time to time as the “Interim Financial Statements”)).  The 2002 Year End Financial Statements and the Interim Financial Statements may be collectively referred to herein from time to time as the “Financial Statements”.   The Financial Statements fairly and accurately represent the financial condition and results of operation of StarCare, APAC and Pinnacle as of the date and for the periods set forth therein and the Financial Statements do not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Except for the IBNR claim reserve shown on the Financial Statements, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.  As used herein, “GAAP” means U.S. generally accepted accounting principles consistently applied.  The IBNR claim reserve shown on the Financial Statements is an estimate determined by using a lag study model with estimates periodically tested by management.  Since the date of the October Interim Financial Statements, each of StarCare, APAC and Pinnacle has continued operations in the ordinary course of business conducted in a manner consistent with past practices and customs and has not made any distributions to Shareholder or any person related to Shareholder except as set forth in Section 2.38.

2.8                                 No Undisclosed Liabilities.  Except as provided in Schedule 2.8, none of StarCare, APAC, or Pinnacle has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except:  (i) for those shown on the December 31 Interim Financial Statements; and (ii) those incurred subsequent to December 31, 2003 in the ordinary course of business conducted in a manner consistent with past practices and custom.

2.9                                 Tax Matters.  StarCare is a “C” corporation, and except for StarCare’s status as an “S” corporation from its date of incorporation (February 25, 1999) through December 31, 2002, has never made an “S” election.  APAC is an “S” corporation, and except for APAC’s status as a “C” corporation from its date of incorporation (February 24, 1999) through December 31, 2000, has always been an “S” Corporation.  Pinnacle is an “S” corporation, and except for Pinnacle’s status as a “C” corporation from its date of incorporation (February 19, 1999) through October 31, 1999, has always been an “S” corporation.  StarCare, APAC and Pinnacle have each timely filed all income and franchise tax returns required to be filed by them and have timely paid in full all Taxes (defined below) owed by them for the periods ending on December 31, 2002 and has properly accrued, in accordance with generally accepted accounting principles, on the Financial Statements all Taxes for all periods thereafter up to and including December 31, 2003.  Except as provided in Schedule 2.9, all tax returns filed by or on behalf of StarCare, APAC and/or Pinnacle are true, accurate and complete in all material respects.  Except as provided in Schedule 2.9, (i) no action or proceeding for the assessment or collection of any Taxes is pending against either of StarCare, APAC or Pinnacle, (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against any of StarCare, APAC or Pinnacle that has not been fully paid or finally settled; and (iii) no issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes.  Except as provided in Schedule 2.9, no federal or state income tax returns of any of StarCare, APAC or Pinnacle have been audited or examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period.  The audit of the state tax returns of StarCare described on Schedule 2.9 has concluded with a determination by the California Franchise Tax Board that additional taxes and interest of $7,243.00 was due and owing, which amount has been paid.  All Taxes that StarCare, APAC and/or Pinnacle have been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.  “Taxes” means taxes, charges, fees, levies, or assessments including, without limitation, income, excise, property, withholding, payroll, sales and franchise taxes, imposed by federal, state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions.

2.10                           Title to StarCare Shares, APAC Shares and Pinnacle Shares.  The Shareholder is, and at the Closing Date will be, the owner, beneficially and of record, of one hundred percent (100%) of the StarCare Shares, APAC Shares and Pinnacle Shares.  The Shareholder owns his StarCare Shares, APAC Shares and Pinnacle Shares free and clear of all Liens.

2.11                           Real Property.

(a)                                  None of StarCare, APAC or Pinnacle owns any real property, nor has any of them ever owned any real property.

(b)                                 Schedule 2.11(b) contains a true, correct and complete list and summary of all leases, subleases and other agreements under which StarCare, APAC and/or Pinnacle uses or has the right to occupy any real property.

2.12                           Tangible Personal Property.

(a)                                  Each of StarCare, APAC and Pinnacle has good, marketable and valid title to all tangible personal property owned by it free and clear of all Liens.

(b)                                 Each item of furniture, equipment and other tangible personal property with an original cost of $500 or more that is owned by StarCare, APAC and/or Pinnacle and used in the conduct of its business is listed in Schedule 2.12(b) (the “Aggregate Tangible Personal Property”).

(c)                                  Schedule 2.12(c) sets forth those items of the Aggregate Tangible Personal Property which the Prospect Parties and the Gateway Parties have agreed may be distributed by StarCare, APAC and Pinnacle to the Shareholder prior to the Closing and excluded from the sale to the Prospect Parties (the “Excluded Tangible Personal Property”).

(d)                                 Except for the Excluded Personal Property, all other items constituting the Aggregate Personal Property will be retained by StarCare, APAC and Pinnacle until the Closing and considered part of the Transaction (the “Tangible Personal Property”).  None of the Tangible Personal Property shall be sold nor encumbered by a Lien except as specifically contemplated by this Agreement.  Exclusive only of the items set forth on Schedule 2.12(d) which are currently in storage or supply rooms at the Fitch Corporate Office (as defined in Section 2.31), 710 N. Euclid or the Clinic Storage Space (as defined in Section 2.31), all of the Tangible Personal Property are in operating condition. Except for the representation set forth above, the Tangible Personal Property is sold “AS IS-WHERE IS” with no warranty or representation of any kind as to its physical condition.

2.13                           Intellectual Property.  Schedule 2.13 lists all intellectual property owned by StarCare, APAC and/or Pinnacle.  Each of StarCare, APAC and Pinnacle owns its respective trade name, as set forth on Schedule 2.13; provided, however that the Gateway Parties have informed the Prospect Parties that they have not applied for or obtained federal or state service mark protection for such trade names.   The Gateway Parties have applied for and received fictitious name permits from the California Medical Board to use the trade names set forth on Schedule 2.13, which permits are outstanding and active as of the Closing Date. None of StarCare, APAC, nor Pinnacle pays, nor does any know of any reason it is obligated to pay, any royalties, license fees or other amounts to any person or entity as a result of the use of the trade names set forth on Schedule 2.13.  To the knowledge of StarCare, APAC and/or Pinnacle, their use of such trade names does not infringe on the rights of any third party.   Additionally,

StarCare is the sole owner of the web site-internet portal set forth on Schedule 2.13 (the “Internet Portal”), and, except as set forth on Schedule 2.13(b), such ownership and use is free and clear of any Liens without any obligation to pay royalties, license fees, or other amounts to any person or entity.

2.14                           Contracts.  Schedule 2.14 sets forth a list of all contracts, arrangements, and commitments (whether oral or written) to which StarCare, APAC and/or Pinnacle is bound (the “Contracts”), which Contracts shall specifically include the StarCare Provider Contracts, the StarCare Shared Risk Contracts, the StarCare Full Risk Contracts, the StarCare Ancillary Service Contracts, the APAC Provider Contracts, the APAC Shared Risk Contracts, the APAC Shared Risk Contracts, the APAC Ancillary Service Contracts, the StarCare Management Agreement, and the APAC Management Agreement.  StarCare, APAC and Pinnacle have, prior to the Closing, delivered to the Prospect Parties a correct and complete copy of each Contract other than the non-employee StarCare Provider Contracts and APAC Provider Contracts (the “Non-Employee Provider Contracts”) and the StarCare Ancillary Service Contracts and the APAC Ancillary Service Contracts (the Non-Employee Provider Contracts, the StarCare Ancillary Service Contracts and the APAC Ancillary Service Contracts are collectively referred to herein as the “Non-Employee Provider/Service Contracts”.  With respect to the Non-Employee Provider/Service Contracts, Schedule 2.14 lists the reimbursement rate of each physician/service provider.   All of the Non-Employee Provider/Service Contracts can be terminated by APAC or StarCare, as applicable, without cause with required notice of no more than 90 days to the contracting party.  Each of the Contracts is a legal, valid, binding, enforceable agreement of the applicable Gateway Party, in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.  Except as set forth on Schedule 2.14, there is not now and, to the knowledge of the Gateway Parties, there has not been claimed or alleged by any person or entity, that a default exists, or an event that with notice or lapse of time or both would constitute a default or event of default, on the part of the respective Gateway Party, or to the knowledge of the Gateway Parties, any other party thereto which default would have a material adverse effect on StarCare, APAC or Pinnacle.  Except as set forth on Schedule 2.14, no consent from, or notice to any third person or governmental entity is required in order to maintain in full force and effect any of the Contracts, other than consents that have been obtained and are unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity, or consents that will be obtained which will be unconditional and in full force and effect, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

As used in this Agreement, “shared risk contracts” means contracts between a health plan and an independent practice association (“IPA”) in which the risk for the profit or loss of the costs associated with the hospitalization (and other obligations of the health plan as defined in the health plan contract “division of responsibility”) of the patients assigned to the IPA is  shared between the IPA and the health plan.

As used in this Agreement, “full risk contracts” means contracts between a health plan and an IPA, on the one hand, and contracts between a health plan and a hospital, on the other hand, in which the risk for the profit or loss of the costs associated with the hospitalization (and other obligations of the hospital as defined in the health plan contract “division of responsibility”) is shared between the IPA and the hospital.

All Contracts which are by and among affiliates of StarCare, APAC and Pinnacle, including those Contracts among StarCare, APAC and Pinnacle and Contracts with the Shareholder, are noted as “affiliate agreements” on Schedule 2.14.

2.15                           Legal Proceedings.  Except as set forth on Schedule 2.15 (“Existing/Threatened Claims”), there is no pending claim, suit, action, legal or administrative proceeding (“Proceeding”), and, to the knowledge of StarCare, APAC and/or Pinnacle, no person, entity or authority (including, but not limited to, any employee, agent, contractor or provider of StarCare, APAC and/or Pinnacle) has threatened to commence any Proceeding or any investigation that could lead to a Proceeding: (i) against StarCare, APAC and/or Pinnacle (including, without limitation, any workers’ compensation, Equal Employment Opportunity Commission or Americans With Disability Act claims); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.  To the knowledge of StarCare, APAC and/or Pinnacle, no person, entity or authority (including, but not limited to, any employee, agent, contractor or provider of StarCare, APAC and/or Pinnacle) has threatened to commence any Proceeding or any investigation that could lead to a Proceeding against any employee, agent, contractor or provider of any of the Gateway Parties for conduct which would give rise to a potential indemnification obligation of StarCare, APAC and/or Pinnacle.  There is no outstanding order, judgment, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, to which StarCare, APAC and/or Pinnacle or any of the other assets owned or used by StarCare, APAC and/or Pinnacle, is subject that has not been fully complied with to the satisfaction of such governmental entity.  Except for the cases entitled Laurie Colebaugh vs. Pinnacle Health Resources, Gateway Medical Group, Inc. Los Angeles Superior Court Case No. BC282583, Colebaugh vs. StarCare Medical Group, Inc., Gateway Medical Group, Inc., Pinnacle Health Resources, Inc. Orange County Superior Court Case No. 03CC01720 (the “Colebaugh Case”), and Ron Herrador vs. Gateway Medical Group Los Angeles Superior Court Central District Case No. BC304297 (“Herrador Case”) (Colebaugh Case and Herrador Case are collectively referred to as, the “Colebaugh/Herrador Cases”), the insurance coverage of the Gateway Parties as of the date hereof is sufficient to fully cover all fees, expenses and costs, including attorney fees relating to the defense of such actions and all settlement and judgment amounts pertaining to such actions, subject to the policy deductibles and policy limits, exclusive, however, of allegations of fraud and punitive damages.  The parties acknowledge the indemnification obligation of Shareholder for the Colebaugh/Herrador Cases as set forth in Article 7 of this Agreement.  Irrespective of Shareholder’s indemnification obligations, the parties agree that on and after the Effective Date, the Prospect Parties, StarCare, APAC and Pinnacle shall be entitled to, and Shareholder shall reasonably cooperate in providing, status  reports of such Colebaugh/Herrador Cases from the insurance carrier and/or defense counsel, as applicable.

2.16                           Compliance with Laws.  None of StarCare, APAC or Pinnacle is in violation of any law, rule, regulation or administrative or judicial order pertaining to the assets or the business of StarCare, APAC and/or Pinnacle (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order applicable to any of the Gateway Parties (as opposed to a law, rule, regulation or administrative or judicial order only applicable to the Prospect Parties) that any part of the Transaction would violate, which would have an adverse effect on the assets or the business of StarCare, APAC or Pinnacle or would have the effect of delaying, making illegal or otherwise interfering with, any part of the Transaction.  To the best of its knowledge, StarCare, APAC and Pinnacle have no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

2.17                           Employees.  Set forth on Schedule 2.17 are the following:

(a)                                  A complete and accurate list of the names, titles, dates of hire and rates of pay of all employees of StarCare, APAC and/or Pinnacle as of the date hereof.  Except as set forth separately on Schedule 2.17, (1) all employees are “at will” employees and no written or oral employment, consultant or independent contractor agreement exists with respect to StarCare, APAC and/or Pinnacle to which StarCare, APAC and/or Pinnacle may be bound, (2) no employees are members of a labor union in connection with their employment with StarCare, APAC and/or Pinnacle or subject to a collective bargaining agreement with StarCare, APAC and/or Pinnacle, and (3) to the knowledge of the Gateway Parties, no employees are subject to or party to any contract or agreement restricting their ability to freely engage or compete in any business.  Shareholder will not, from and after the Closing Date, hire, attempt to hire or solicit any of the persons listed in Schedule 2.17 who are hired by any one of the Prospect Parties unless such person represents in writing to Shareholder that he or she is no longer employed by the Prospect Parties, it being understood and agreed that general advertisements for employment opportunities shall not constitute a solicitation or attempt to hire.

(b)                                 A description of each employee benefit or compensation plan, including without limitation, pension, retirement, deferred compensation, profit sharing, bonus or incentive, medical, dental, health insurance and life insurance or other employee benefit plans, arrangements or undertakings of StarCare, APAC and/or Pinnacle applicable to its employees; and

(c)                                  A complete and accurate list of all holiday and vacation pay accrued as of January 2, 2004 for all employees of StarCare, APAC and/or Pinnacle.

Except as set forth in Schedule 2.17, none of StarCare, APAC or Pinnacle is a party to, bound by, nor do they maintain or make any contribution to, nor have they incurred any expense with respect to any employment agreement, pension, retirement, deferred compensation, profit sharing, bonus or incentive plan, medical, dental or other health insurance plan, life insurance plan, or other employee benefit plan, program, arrangement or undertaking, whether or not legally binding (including, without limitation, any “employee benefit plan” as defined in Section 3(3) of the federal Employee Retirement Income Security Act (“ERISA”)), under which employees of StarCare, APAC and/or Pinnacle are eligible to participate or derive a benefit (collectively “Employee Plans” and individually “Employee Plan”).

(d)                                 There is no liability of StarCare, APAC and/or Pinnacle which has not been properly accrued on the Financial Statements for any Employee Plan or unpaid compensation, tax withholdings, wrongful termination, Federal Insurance Contribution Act and disability payments of any kind with respect to any employee or independent contractor providing services to StarCare, APAC and/or Pinnacle, including without limitation, vacation pay, sick leave pay, personal day pay, severance pay and bonus pay.

2.18                           Insurance.  Schedule 2.18 contains a list of all insurance policies maintained by or for the benefit of StarCare, APAC and/or Pinnacle through the Effective Date, including errors and omission, stop-loss (reinsurance), directors and officers, general liability, worker’s compensation and malpractice insurance policies (the “Insurance Policies”).

2.19                           Management; Powers of Attorney.  Schedule 2.19 sets forth all current appointed and acting officers and directors of the StarCare, APAC and Pinnacle (or other applicable managers or governing board members) and lists all general and special powers of attorney granted by the StarCare, APAC and Pinnacle, including the names of the attorneys-in-fact appointed under those powers of attorney and the respective dates in which those powers were granted.

2.20                           No Bankruptcy Proceedings.  None of StarCare, APAC or Pinnacle has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets, property or business, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets, property or business, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or compromise to its creditors generally.

2.21                           Licensure.  As of the date hereof, each of the employees of StarCare, APAC and/or Pinnacle who is required to be licensed in connection with the delivery of health care services is duly licensed without restriction.

2.22                           Environmental.  StarCare, APAC and Pinnacle have complied with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to its business and its assets.   To the knowledge of the Gateway Parties, no hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. 9601 et seq., Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment, rule or regulation relating to the environment or the protection of human health (“Environmental Laws”)), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds,

CFCs or PCBs, have been released, emitted or discharged or are currently located in, on, under, or about the real property on which the assets or the business of StarCare, APAC or Pinnacle are located.  The assets of StarCare, APAC and/or Pinnacle and their use thereof, and StarCare’s, APAC’s and/or Pinnacle’s operation of their businesses, are not in violation of any Environmental Laws nor any occupational, safety and health law now in effect.

2.23                           Business Relations.  None of StarCare, APAC or Pinnacle knows  (i) that any health plan or group of health which, for affiliated or commonly held plans constitute in the  aggregate, or any health plan singly constitutes, 5% or more of the combined revenue of StarCare and APAC, or (ii) that Anaheim Memorial Hospital, will cease to do business with StarCare, APAC or Pinnacle or will materially decrease the volume of business with StarCare, APAC or Pinnacle, after, or as a result of, the consummation of the Transaction by the Prospect Parties.

2.24                           Confidentiality and Non-Compete Arrangements.  Except as set forth on Schedule 2.24, none of StarCare, APAC or Pinnacle is a party to or are bound or affected by, any confidentiality or non-compete agreements or arrangements, or any acquisition or sale or other agreements that contain any confidentiality or non-compete agreements or arrangements, that are currently in effect, or are contained in agreements or arrangements that have lapsed but which contain continuing confidentiality or non-compete obligations, agreements or arrangements.

2.25                           Inspections.  Schedule 2.25 sets forth accurately and fully describes (i) all inspections of StarCare, APAC or Pinnacle by any governmental agency or health plan at any time (A) during the one (1) year period preceding the date of this Agreement wherein a violation was noted or corrective action required, or (B) for the last five (5) years wherein a violation was noted or corrective action required and such violation has not been resolved to the satisfaction of such inspecting party.  The Gateway Parties have delivered a copy of all inspection reports referred to in this Section 2.25 which reflect all matters which were noted by any and all such governmental agency or health plan as requiring correction or modifications which were requested or recommended.

2.26                           Reimbursement.  As of the date hereof:

(a)                                  StarCare and APAC are participating in the Medicare and Medicaid programs and in other applicable governmental health care payment programs, and has been and, to the knowledge of Gateway Parties, will continue to be authorized to receive reimbursement from such programs for fees and charges incurred by eligible patients for services of such programs.  None of the Gateway Parties has received any notice that any such license, participation or authorization has been or is threatened to be terminated or restricted, and none of the Gateway Parties knows of any basis for any such termination or restriction.  There is no federal or state investigation pending or, to the best knowledge of the Gateway Parties, contemplated, that will have an impact upon the reimbursement status of StarCare or APAC or StarCare’s or APAC’s ability to operate its business as currently conducted.  Neither StarCare nor APAC has received any notice of action nor, to the knowledge of the Gateway Parties, is there any threatened or likely action by the Medicare or Medicaid program or any carrier, to recoup or challenge any Medicare or Medicaid reimbursement that StarCare or APAC has received or for which either StarCare or APAC currently has a claim pending for services rendered in connection with its business.

(b)                                 All billing practices by StarCare, APAC and/or Pinnacle or by Pinnacle on their behalf, to all third parties including, but not limited to, Medicare, Medicaid and private insurance companies, have been true, fair and correct and in compliance with all applicable laws, regulations and policies of all such third party payors, and none of StarCare, APAC or Pinnacle has billed for or received any payment or reimbursement in excess of amounts permitted by law.

2.27                           Absence of Certain Business Practices.  None of the Gateway Parties nor any of their agents has directly or indirectly (i) offered to pay or solicited any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors, third parties, or third party payors of StarCare or APAC in order to obtain business or payments from such persons; other than entertainment activities in the ordinary and lawful course of business; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractors, third party payor or any other person other than in connection with promotional or entertainment activities in the ordinary and lawful course of business; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or agreed to make or is aware that there has been made or that there is any intention to make, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment.

2.28                           Permits.  Schedule 2.28 sets forth a list of all permits, licenses and approvals from federal, state, local and foreign governmental and regulatory bodies (collectively “Permits”) held by the Gateway Parties and relating to the assets which are a part of the Transaction.  Such Permits constitute all of the Permits necessary to conduct the business of StarCare, APAC and/or Pinnacle, as applicable, in the manner now conducted by StarCare, APAC and/or Pinnacle.  No breach of any such Permit currently exists, nor has any event occurred which through the passage of time or the giving of notice or both, would constitute a breach thereunder.  To the knowledge of the Gateway Parties, none of the Permits is to be or proposed to be suspended, canceled or revoked or amended, modified or limited in any fashion.

2.29                           Fraud and Abuse.  Except as set forth in Schedule 2.29(a), none of the Gateway Parties, nor any individual or entity having an ownership interest in, or who is an officer, director or licensed healthcare employee of StarCare, APAC or Pinnacle has been convicted of, or to the knowledge of the Gateway Parties, investigated for, a Medicare or Medicaid health program related offense.  To the knowledge of the Gateway Parties, no individual or entity having an ownership interest in, or who is an officer, director or licensed healthcare employee of StarCare, APAC or Pinnacle has been convicted or charged with any federal or state health program related offense or convicted of, charged with or investigated for a violation of federal or state law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in state health program or has been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency.  Except as set forth in Schedule 2.29(b), no claim, complaint, suit, action, or proceeding (collectively “Proceeding”) is pending nor, to the knowledge of the Gateway Parties, is any Proceeding threatened or any investigation that could lead to a Proceeding occurring against either any of the Gateway Parties or any individual or entity having an ownership interest in, or who was an officer or director of, StarCare, APAC and/or Pinnacle, which may result in any restraint, prohibition or the obtaining of damages or any other relief.

2.30                           Recoupment.  There is no action or, to the knowledge of the Gateway Parties, threatened action for recoupment against StarCare or APAC, nor is there any request for payments by StarCare or APAC to Medicare or of reimbursement from StarCare or APAC by Medicare, nor by any other agency affiliated with Medicare, nor by or from any third-party reimburser, including, without limitation, any insurance carrier, pre-paid plan, or any other similar entity, nor is StarCare or APAC or any of the other Gateway Parties aware of any basis for such recoupment by any party.  StarCare and APAC further represent that none of their accounts has been acquired by unlawful special arrangements or kickbacks, or other unlawful acts.

2.31                           Medical Clinics; Corporate Offices; Closures and Lease Terminations.  StarCare currently owns and operates the Medical Clinics located at 1303 North Euclid, Anaheim, CA (the “Anaheim Clinic”), 500 South Anaheim Hills Rd., Suite 230, Anaheim, CA (the “Anaheim Hills Clinic”) and 710 N. Euclid Street, Anaheim, CA (the “Euclid Clinic”).  StarCare currently retains  records relating to such Medical Clinics in the Clinic Storage Space (defined below).  StarCare currently operates one of two corporate offices of the Gateway Parties out of the same premises as the Euclid Clinic is located (the “Euclid Corporate Office”).   The Gateway Parties currently operate a second corporate office (the “Fitch Corporate Office”) located at 17922 Fitch, Irvine, CA (the “Fitch Property”) pursuant to a lease between Pinnacle and the Shareholder, who owns the Fitch Property (the “Fitch Lease”).   The Fitch Lease will be terminated as of the Closing Date and Pinnacle will enter into a new lease which meets the requirements of Section 6.2(b) hereof (“New Fitch Lease”) and which shall serve as the Fitch Corporate Office during the term of the New Fitch Lease.  StarCare previously owned but has closed the Medical Clinics located at 15330 Valley View, La Mirada, CA (the “La Mirada Clinic”) and 12600 Beach Blvd., Stanton, CA (the “Stanton Clinic”).  The Anaheim Clinic, the Anaheim Hills Clinic, the Euclid Clinic, the La Mirada Clinic, and the Stanton Clinic represent all of the Medical Clinics currently owned or closed by StarCare.  Exclusive only of currently unknown malpractice claims which are covered by a current claims made policy and/or tail insurance now in existence and/or claims shown on Schedule 2.15 (subject only to standard deductibles and the policy limits of such policies), all liabilities or other obligations of the La Mirada Clinic and the Stanton Clinic have either been paid or have been properly accrued on the Financial Statements.  At Closing, StarCare shall have no liabilities or other obligations whatsoever which have not either been paid or properly accrued

on the Financial Statements in connection with the La Mirada Clinic and the Stanton Clinic.   The only liabilities or other obligations of the La Mirada Clinic and Stanton Clinic which remain as a liability or other obligation of StarCare is an obligation arising after Closing to pay monthly rent to Medical Management Group in the approximate amount of $3,000.00 (as the same may be adjusted over time), which rent equates to 33% of the Base Rent and Additional Rent as and when the same are due under the real property lease for the former La Mirada Clinic, for the sublease of storage space for the medical records of the Medical Clinics under StarCare’s former lease for the La Mirada Clinic (“Clinic Storage Space”).  Pinnacle shall have no liabilities or other obligations whatsoever which have not either been paid or properly accrued on the Financial Statements in connection with the Fitch Lease.

2.32                           Enrollment Information and Eligibility Reports.   The enrollment information of StarCare and APAC set forth in the October Interim Financial Statements were prepared from the eligibility reports of the health plans who are a party to the StarCare Shared Risk Contracts, StarCare Full Risk Contracts, APAC Shared Risk Contracts and APAC Full Risk Contracts.  The enrollment information set forth in the October Interim Financial Statements accurately and completely describes the information provided in the eligibility reports of the health plans as to the enrollment numbers of StarCare and APAC.

2.33                           Positive Working Capital Amount.  As of the date of this Agreement, the “Working Capital Amount” of StarCare, APAC and Pinnacle combined, defined as the excess of (i) the value of the current assets as carried on the internal balance sheets of the StarCare, APAC and Pinnacle Gateway Parties, less (ii) the current liabilities as shown on the internal balance sheets of StarCare, APAC and Pinnacle, as determined without regard to any hospital risk pool deficit amount is, positive.

2.34                           Disclosure.  No representation or warranty by StarCare, APAC or Pinnacle or the Shareholder contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to the Prospect Parties by StarCare, APAC, Pinnacle or the Shareholder and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of StarCare, APAC, Pinnacle or the Shareholder pursuant hereto or thereto, or in connection with the Transaction, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

2.35                           Bank Accounts.  A correct and complete list of all bank accounts of StarCare, APAC and Pinnacle (“Gateway Bank Accounts”) and the persons authorized to access such accounts and to incur indebtedness on behalf of StarCare, APAC and/or Pinnacle, is set forth in Schedule 2.35(a) of this Agreement.  Except for (i) cash securing letters of credit or certificates of deposits pledged as security for the StarCare Shared Risk Contracts, the StarCare Full Risk Contracts, the APAC Shared Risk Contracts and/or the APAC Full Risk Contracts as set forth on Schedule 2.35(b) and (ii) the amount of funds in that money market account with Wells Fargo bearing account number 146-037972 which are pledged to secure the debt instruments with

Wells Fargo shown on Schedule 2.14, all monies in the Gateway Bank Accounts are in cash (and not securities of any nature) and constitute “good funds” subject to immediate withdrawal by the Prospect Parties.  The Gateway Parties have provided Wells Fargo Bank, which is the bank where all of the Gateway Bank Accounts are located (“Gateway Bank”) with all documentation required to be provided by the Gateway Parties to allow the Prospect Parties access to the funds in the Gateway Bank Accounts upon the Effective Date.

2.36                           Reclassification of Officer Loan Shown on October Interim Financial Statements.  The October Interim Financial Statements of Pinnacle reflect a liability (“Officer Loan”) in the amount of $711,240 labeled as “Due to Officer”.  The Officer Loan is the only loan to or from a director, officer, employee, agent or contractor of StarCare, APAC or Pinnacle.  Between the date of the October Interim Financial Statements and the Effective Date, (i) the Shareholder reclassified the Officer Loan as paid-in-capital of Pinnacle (the “Reclassification”) resulting in an elimination of the Officer Loan as a liability of the Gateway Parties, and (ii) $711,240 of cash was distributed to Shareholder by one of the Gateway Parties (the “Reclassification Payment).  Any and all promissory notes evidencing such Officer Loan have been surrendered to Pinnacle marked “cancelled” to reflect the Reclassification.

2.37                           Bonus Payments to Employees of the Gateway Parties from Pinnacle.  Shareholder has informed the Prospect Parties that between the time of the October Interim Financial Statements and the Closing, he paid bonuses to employees of the Gateway Parties (“Employee Bonus Payments”) and related employment taxes thereon in an amount that corresponded dollar for dollar to the amount of a capital contribution made by Shareholder to Pinnacle for that purpose (“Pinnacle Bonus Capital Contribution”).  Specifically, the amount of the aggregate Employee Bonus Payments was $1,044,500, which was identical to the amount of the Pinnacle Bonus Capital Contribution.  No assets of StarCare, APAC or Pinnacle were applied to pay any of the Employee Bonus Payments, nor were any liabilities of StarCare, APAC or Pinnacle increased in the making of such Employee Bonus Payment.

2.38                           No Reductions in Cash as Shown on October Interim Financial Statements.  Except for (i) fluctuations in cash as a result of the operation of StarCare, APAC and Pinnacle in the ordinary course of business consistent with past practices and custom, (ii) a reduction in cash in the amount of the Reclassification Payment, (iii) a reduction in cash due to the Permitted Excess TNE Distribution (as defined in Section 2.39 below), and (iv) reductions in cash which correspond dollar for dollar with liabilities that have been accrued on the October Interim Financial Statements of StarCare, APAC and/or Pinnacle and have been applied to correspondingly reduce such accrued liabilities, there has been no decrease in the amount of cash in StarCare, APAC and Pinnacle shown on the October Interim Financial Statements.

2.39                           Shareholder Distributions.  None of StarCare, APAC or Pinnacle has made any distribution to the Shareholder of assets shown on the October Interim Financial Statements except:

(a)                                  the distribution in the amount of the Reclassification Payment,

(b)                                 distributions of cash which correspond dollar for dollar with liabilities that have been accrued on the October Interim Financial Statements of StarCare, APAC and/or Pinnacle and have been applied to correspondingly reduce such accrued liabilities,

(c)                                  distributions of Excluded Tangible Personal Property, and

(d)                                 the distribution of an amount equal to (A) the TNE Amount (as defined below) of StarCare, APAC and Pinnacle as of October 31, 2003 minus (One Dollar) $1.00, less (B) an amount equal to 41% of the aggregate risk pool deficit amount of StarCare, APAC and Pinnacle as of October 31, 2003 (the “Risk Pool Reserve Amount”), which is calculated on the basis of the October Interim Financial Statements of StarCare, APAC and Pinnacle and has been determined, as set forth below, to be the sum of Three Million Seven Hundred Fifty One Thousand Seven Hundred Ninety Dollars and 28/100 ($3,751,790.28) (“Permitted Excess TNE Distribution”).  A copy of the October Interim Financial Statements upon which the Permitted Excess TNE Distribution is based is attached hereto as Exhibit A.

“TNE Amount” is defined as the excess of (i) the value of the assets as carried on the October Interim Financial Statements of StarCare, APAC and Pinnacle, but excluding any intangible assets, less (ii) the liabilities as shown on the October Interim Financial Statements of StarCare, APAC and Pinnacle, exclusive of risk pool deficit amounts.

The Permitted Excess TNE Distribution is calculated as follows:

(a) TNE Amount less $1.00 = $4,657,763

		STARCARE	APAC	PINNACLE	TOTAL
1	ALL ASSETS	$12,331,090	$1,039,540	$1,369,594	$14,740,224	(1)
2	LESS INTANGIBLE ASSETS	$1,168,216	N/A	N/A	$1,168,216
3	NET ASSETS (1-2)	$11,162,874	$1,039,540	$1,369,594	$13,572,008
4	ALL LIABILITIES	$8,377,243	$783,356	$1,963,337	$11,123,936	(1)
5	LESS RISK POOLS	$2,209,692	N/A	N/A	$2,209,692
6	NET LIABILITIES (4-5)	$6,167,551	$783,356	$1,963,337	$8,914,244
7	TNE AMOUNT (3-6)	$4,995,323	$256,184	$(593,743)	$4,657,764
8	TOTAL TNE LESS $1.00				$4,657,763

(1) As indicated  in Section 2.36 hereof, subsequent to the preparation of the October Interim Financial Statements but prior to Closing, the Shareholder reclassified the Pinnacle liability “due to officer” as paid-in-capital of Pinnacle, and $711,240 of cash shown on the October Interim Financial Statements was distributed to Shareholder from one of the Gateway Parties as a Reclassification Payment.   The effect is a wash with respect to the net amount of assets and liabilities and therefore does not affect the net TNE amount shown.

(b) Risk Pool Reserve Amount = $887,923

Risk pool deficiency of $2,209,692 x 41% = $905,973.72.

Total Permitted Excess TNE Distribution = $3,751,790.28 (TNE Amount Less $1.00 of $4,657,764 – Risk Pool Reserve Amount of $905,973.72)

2.39                           [Intentionally Omitted].

2.40                           Conduct of Business Since October Interim Financial Statements.  From the date of the October Interim Financial Statements through the date of this Agreement, none of StarCare, APAC and Pinnacle has conducted the business of StarCare, APAC and/or Pinnacle other than in the ordinary course of StarCare, APAC and Pinnacle’s respective businesses as conducted through October 31, 2003 or committed or suffered any material act or omission which deviated from the ordinary course of StarCare, APAC and Pinnacle’s business as conducted through the period ending October 31, 2003.  Without limiting the generality of the foregoing, subsequent to October 31, 2003, none of StarCare, APAC and Pinnacle has:

(a)                                  instituted any new method of purchase, sale, lease, management, accounting or operation or engaged in any transaction or activity, entered into any agreement or made any commitment or amended any existing material agreement other than as contemplated by this Agreement, except in the ordinary course of its business conducted in a manner consistent with past practices and customs;

(b)                                 changed or amended its Articles of Incorporation or By-Laws or proposed any such change or amendment;

(c)                                  offered, issued, authorized or sold any shares of the capital stock or other securities (such term as used in this subsection shall include, without limitation, debt securities) of StarCare, APAC and/or Pinnacle of any kind whatsoever, or acquired directly or indirectly, by redemption or otherwise, any such capital stock, reclassified or split-up any such capital stock, declared or paid any dividends thereon in cash, securities or other property, or made any other distribution with respect thereto, or granted or entered into any stock options, warrants, or other rights to acquire securities of StarCare, APAC and/or Pinnacle or entered into any other contracts or commitments of any kind with respect to the issuance of additional shares of capital stock or other securities of StarCare, APAC and/or Pinnacle;

(d)                                 (i) borrowed or agreed to borrow any funds, whether directly or by way of guaranty or otherwise, or (ii) except in the ordinary course of business conducted in a manner  consistent with past practices and customs, incurred, or assumed or become subject to any obligation or liability (absolute or contingent);

(e)                                  paid, discharged, waived, satisfied, compromised or adjusted any claim, liability or obligation (absolute, accrued, contingent or otherwise) of an amount in excess of $500, other than as contemplated by this Agreement or occurring in the ordinary course of business conducted in a manner consistent with past practices and customs;

(f)                                    prepaid any obligation having a fixed maturity of more than 90 days from the date such obligation was incurred other than as contemplated by this Agreement or occurring in the ordinary course of business conducted in a manner consistent with past practices and customs;

(g)                                 permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien or other encumbrance except in the ordinary course of business conducted in a manner consistent with past practices and customs;

(h)                                 cancelled any debts or waived any claims or rights of substantial value or sold, transferred, or otherwise disposed of any of its properties or assets, except in the ordinary course of business conducted in a manner consistent with past practices and customs;

(i)                                     disposed of any rights to the use of any patent, trademark, service mark, trade name or copyright, or dispose of or disclosed to any person any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

(j)                                     granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation (including salary and bonus) payable or to become payable to any officer except (A) in the ordinary course of business conducted in a manner consistent with past practices and customs and/or (B) for the Employee Bonus Payments which were offset dollar for dollar by the amount of the Pinnacle Bonus Contribution;

(k)                                  appointed or removed from office any officers of StarCare, APAC and/or Pinnacle other than as contemplated by this Agreement;

(l)                                     made any payment to or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of the officers or directors of StarCare, APAC and/or Pinnacle or any other affiliate thereof;

(m)                               entered into any contract, commitment or transaction not in the usual and ordinary course of its business, other than transactions contemplated by, or referred to in, this Agreement;

(n)                                 changed, or initiated a change of, any of the banking, safe deposit or power of attorney arrangements other than as contemplated by this Agreement;

(o)                                 wrote down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or wrote off as uncollectible any notes or accounts receivable, except for immaterial write-downs of inventory or accounts receivable in the ordinary course of business conducted in a manner consistent with past practices and customs;

(p)                                 merged, consolidated, reorganized or liquidated StarCare, APAC and/or Pinnacle;

(q)                                 filed a voluntary petition on behalf of StarCare, APAC and/or Pinnacle under the U.S. Bankruptcy Code or any other bankruptcy or insolvency law or any other law for relief of debtors;

(r)                                    changed, amended or terminated any StarCare Provider Contracts, StarCare Shared Risk Contract, StarCare Full Risk Contract, APAC Provider Contracts, APAC Shared Risk Contact, APAC Full Risk Contract, StarCare Ancillary Service Contracts and/or APAC Ancillary Service Contracts, except in the ordinary course of its business conducted in a manner consistent with past practices and customs;

(s)                                  changed, amended or terminated any employment agreement or entered into any new employment agreements;

(t)                                    made any distribution of cash or other assets to the Shareholder except for (i) distributions of Excluded Tangible Personal Property to the extent such distributions shall not reduce the net book value of the assets of StarCare, APAC and/or Pinnacle on the October Interim Financial Statements, (ii) the Permitted Excess TNE Distribution, (iii) a distribution in the amount of the Reclassification Payment, and (iv) distributions which correspond dollar for dollar with liabilities that have been accrued on the October Interim Financial Statements of StarCare, APAC and/or Pinnacle and have been applied to correspondingly reduce such accrued liabilities;

(u)                                 used, reduced or otherwise applied cash of StarCare, APAC and/or Pinnacle to any purpose other than such use, reduction or application (i) as is necessary to operate StarCare, APAC and Pinnacle in the ordinary course of business consistent with past practices and custom, (ii) in the amount of $3,751,790.28 to effectuate the Permitted Excess TNE Distribution, (iii) the Employee Bonus Payment, (iv) in the amount of the Reclassification Payment, and/or (v) which corresponds dollar for dollar with liabilities that have been accrued on the October Interim Financial Statements of StarCare, APAC and/or Pinnacle and have been applied to correspondingly reduce such accrued liabilities;

(v)                                 agreed or committed, whether in writing or otherwise, to do any of the foregoing.

2.41                           Records of StarCare, APAC and Pinnacle.  The Gateway Parties have delivered to the Prospect Parties the following simultaneous with the execution of this Agreement: (A) the eligibility tapes for each StarCare Shared Risk Contract, StarCare Full Risk Contract, APAC Shared Risk Contract and APAC Full Risk Contract (B) the physician credentialing records of all the physicians who are a party to the StarCare Provider Contracts and/or APAC Provider Contracts (C) all patient records, including case management reports and notes, claims paid history (at least 24 months), (D) any and all data relating to Pinnacle’s management of StarCare and APAC and to assist Systems in its post-Closing management of the same, and (E) the flat file from the AS 400 computer system of the Gateway Parties.  Prior to the date of this Agreement, the Gateway Parties delivered to the Prospect Parties, the following: (A) read-only copies of the eligibility tapes for each StarCare Shared Risk Contract, StarCare Full Risk Contract, APAC Shared Risk Contract and APAC Full Risk Contract and (B) summary reports of the physician credentialing records of all the physicians who are a party to the StarCare Provider Contracts and/or APAC Provider Contracts.

2.42                           Enrollment Information and Eligibility Reports.  The Gateway Parties have delivered to the Prospect Parties all eligibility reports showing monthly enrollment information prepared through and including the Closing Date, and such are true, accurate and complete based on the information provided by the health plans who are a party to the StarCare Shared Risk Contracts, StarCare Full Risk Contracts, APAC Shared Risk Contracts and APAC Full Risk Contracts.

2.43                           Minimum Enrollment Numbers on the Closing Date.  As of the date of this Agreement, the aggregate number of StarCare Enrollees and APAC Enrollees is not less than 41,608; provided however, that such number may be less than 41,608 to the extent, but only to the extent, of those persons who were StarCare Enrollees and APAC Enrollees based on a determination that they were full time employees of Ralphs, Vons, Pavillions, or Albertson’s Supermarket (each an, “On-Strike Market”) as a result of working a minimum of 30 hours a week but, due to the ongoing supermarket strike, such persons are no longer working a minimum of 30 hours a week and no longer deemed full-time employees by their employer which is an On-Strike Market and no longer qualify for employee sponsored health insurance by their employer.

2.44                           Payables Incurred On or Before the Closing Date.  All payables incurred on or before the Closing Date, including but not limited to, payroll, payroll taxes and other accrued expenses of StarCare, APAC or Pinnacle (including those of the Euclid Clinic, the Anaheim Clinic, the Clinic Corporate Office, the Anaheim Hills Clinic and the Clinic Storage Space) have been properly accrued, (i) for all periods prior to January 1, 2004, on the Financial Statements, and (ii) for the period commencing January 1, 2004 through the Closing Date, on the books and records of the StarCare, APAC, and/or Pinnacle, as applicable, in each case in the ordinary course of business in accordance with GAAP.

2.43                           Brokers’ and Finders’ Fees.  None of StarCare, APAC, Pinnacle or the Shareholder has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if StarCare, APAC, Pinnacle or the Shareholder has incurred any such liability, such liability shall be and remain the sole responsibility of the Gateway Parties, and the Gateway Parties shall indemnify, defend and hold the Prospect Parties harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PROSPECT PARTIES

In order to induce StarCare, APAC, Pinnacle and the Shareholder to enter into this Agreement and to consummate the Transaction, Group and Systems jointly and severally, make the representations and warranties set forth in this Article 3.

3.1                                 Organization.  Group is a professional corporation duly organized, validly existing and in good standing under the laws of the State of California.  Systems is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Group and Systems has all requisite authority to own, lease, and operate its assets and to carry on its business as currently being conducted.

3.2                                 Authorization.  Each of the Prospect Parties has the power and authority to enter into this Agreement and to consummate the Transaction.  All actions on the part of the Prospect Parties necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the Transaction have been or will be taken prior to the Closing Date, and this Agreement (including exhibits, schedules and the ancillary agreements) constitutes the legal, valid and binding obligation of each of Group and Systems, enforceable against them in accordance with its terms, except as enforceability may be restricted, limited or delayed by applicable bankruptcy, insolvency, fraudulent conveyance, or other laws affecting creditor’s rights generally, and except as enforceability is subject to general principles of equity.

3.3                                 No Consent Required.  Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by Group or Systems nor the performance by them of their obligations under this Agreement requires the consent, approval, order or authorization of, or registration, declaration or filing with any governmental entity or any third party that will not have been obtained and delivered to the Gateway Parties prior to the Closing Date.

3.4                                 No Violation of Other Agreements; No Conflicts.

(a)                                  Neither this Agreement nor any part of the Transaction violates, conflicts with or results in a breach of, or shall violate, conflict with or result in a breach of any lease, contract, document or agreement to which either of the Prospect Parties is a party or by which either of the Prospect Parties may be bound.

(b)                                 Neither the execution and delivery of this Agreement nor the consummation or performance of the Transaction will, directly or indirectly (with or without the giving of notice, or lapse of time, or both):

(i)                                     contravene, conflict with, or result in a violation of any provision of the organizational documents of Group or Systems;

(ii)                                  contravene, conflict with, or result in a violation of, any legal requirement or any order, judgment or decree to which either of the Prospect Parties may be subject; or

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by either of the Prospect Parties.

3.5                                 Legal Proceedings.  There is no pending Proceeding, and, to the knowledge of Group or Systems, no person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.

3.6                                 Compliance with Laws.  Neither Group nor Systems is in violation of any rule, regulation or administrative or judicial order pertaining to the assets or the business of Group and Systems (including, without limitation, licensing, health care, federal, state or local laws relating to kickbacks, illegal referrals, illegal billings or the like, drug enforcement, securities, zoning, building, environmental, immigration, civil rights and occupational health and safety laws, regulations, ordinances and codes) and there is no law, rule, regulation or administrative or judicial order that any part of the Transaction would violate which would have the effect of preventing, delaying, making illegal, or otherwise interfering with, any part of the Transaction.  To the best of its knowledge, Group and Systems have no reason to anticipate that existing circumstances are likely to result in violations of any of the foregoing.

3.7                                 Disclosure.                                    No representation or warranty by Group or Systems contained in this Agreement or in respect of the exhibits, schedules, lists or other documents delivered to the Gateway Parties by Group or Systems and referred to herein or therein, and no statement contained in any certificate furnished or to be furnished by or on behalf of Group or Systems pursuant hereto or thereto, or in connection with the transactions contemplated hereby, contains, or will contain as of the date such representation or warranty is made or such certificate is or will be furnished, any untrue statement of a material fact, or omits, or will omit to state as of the date such representation or warranty is made or such certificate is or will be furnished, any material fact which is known to the party making the representation or warranty to be necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

3.8                                 Brokers’ and Finders’ Fees.  Neither Group nor Systems has incurred any liability to any broker, finder or agent for any brokerage fees, finder’s fees or commissions with respect to the transactions contemplated by this Agreement, and if Group or Systems has incurred any such liability, such liability shall be and remain the sole responsibility of the Prospect Parties, and the Prospect Parties shall indemnify, defend and hold the Gateway Parties harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including without limitation, reasonable attorneys’ fees), arising out of or relating to such liability.

ARTICLE 4

[Intentionally Omitted]

ARTICLE 5

ADDITIONAL AGREEMENTS OF THE PARTIES

In order to induce the other party to enter into this Agreement and to consummate the Transaction, StarCare, APAC, Pinnacle, and the Shareholder, joint and severally on the one hand, and Group and Systems, joint and severally on the other hand, enter into the agreements set forth in this Article 5.

5.1                                 Non-Competition Agreement.  As additional consideration for the Transaction, the Shareholder is simultaneously herewith executing a non-competition agreement, in the form attached hereto as Exhibit B.  The portion of the Purchase Price allocated to such Non-Competition Agreement is shown on Schedule 1.6 hereto (“Covenant Allocation”).  The Covenant Allocation shall not be deemed an estimate or measurement of damages incurred or suffered by the Prospect Parties, StarCare, APAC or Pinnacle in the event of a breach of such non-competition agreement by the Shareholder.

5.2                                 Employees.  The parties agree that the Prospect Parties will offer an employment contract to Rajinder Takhar, commencing at Closing with a term of one year (subject to termination for cause) at a level of compensation (salary and benefits) substantially comparable to his current employment with the Gateway Parties.  The parties agree that the Prospect Parties will also offer employment contracts to the employees listed on Schedule 5.2, commencing at Closing for a term of six months (subject to termination for cause) at a level of compensation (salary and benefits) substantially comparable to their current employment.

5.3                                 Right of First Offer.  The Shareholder shall have a right of first offer (“Right of First Offer”) for a period commencing on the Closing Date and ending one (1) year thereafter (“Right of First Offer Period”) in the event that the Prospect Parties wish to sell all or substantially all of (i) the StarCare Shares, the APAC Shares and/or the Pinnacle Shares, or (ii) the assets and/or business operations of StarCare, APAC or Pinnacle acquired in the Transaction, exclusive of sales or transfers of stock or assets of StarCare, APAC and/or Pinnacle among the Prospect Parties or their subsidiaries or affiliate (“Covered Sales”).  If during the Right of First Offer Period the Prospect Parties desire to make a Covered Sale then it shall furnish Shareholder a notice setting forth the terms and conditions, determined by the Prospect Parties, of its requirements to make its desired Covered Sale (“ROFO Notice”). Shareholder shall have thirty (30) days after receipt of the ROFO Notice to elect, in writing, to be the purchaser of the Covered Sale at the price and on the such terms and conditions set forth in the ROFO Notice.  Shareholder’s silence shall be deemed a rejection of the right to be the purchaser of the Covered Sale.  If Shareholder timely and properly elects to be the purchaser of the Covered Sale, the closing shall take place within sixty (60) days of the ROFO Notice.  The purchase price shall be paid in cash at closing.  If Shareholder does not timely elect to be the purchaser of the Covered Sale, the Prospect Parties shall be free to make the Covered Sale to any other purchaser, provided that if the Prospect Parties intend to make such Covered Sale at a price less than 95% of the price described in the ROFO Notice or on terms materially more favorable to a purchaser than those set forth in the ROFO Notice, the Prospect Parties shall give Shareholder written notice setting forth the applicable purchase price and terms and conditions, and Shareholder shall have thirty (30) days to elect in writing to be the purchaser of the Covered Sale at such purchase price and on such terms and conditions.

Notwithstanding the foregoing, in the event that there is pending legal action (including arbitration under Section 9.2) filed by any of the Prospect Parties against Shareholder alleging breach of this Agreement or otherwise seeking Prospect Indemnifiable Damages (as defined in Section 7.2) in an amount equal or exceeding Five Hundred Thousand Dollars ($500,000) at the time the Prospect Parties intend to make a Covered Sale, then, in order to exercise the Right of First Offer, the Shareholder must pay all cash to the Prospect Parties; the parties agreeing to  utilize the present value of any promissory note which is part of the ROFO Notice in calculating the purchase price if part of the price to be paid by a third party, as set forth in the ROFO Notice, is by means of a promissory note.

Furthermore, notwithstanding anything to the contrary in this Agreement, the Shareholder shall not have a Right of First Offer, and the Prospect Parties shall have the unfettered absolute right and authority, for the period commencing on the Closing Date and ending one hundred and eighty (180) days thereafter to sell, transfer or otherwise dispose of any or all of the Medical Clinics, the corporate offices operating out of the same building as the Medical Clinics and the Clinic Storage Space (i.e., the Euclid Clinic, the Anaheim Clinic, the Anaheim Hills Clinic, the Euclid Corporate Office and the Clinic Storage Space) without first offering them to the Shareholder.

5.4                                 Knowledge Standard. Whenever a representation, warranty, covenant or agreement is qualified by the statement “to the knowledge of” any or all of StarCare, APAC, and Pinnacle, knowledge shall be deemed to be the actual knowledge of Shareholder and/or Raj Takhar, without a duty of inquiry.  Whenever a representation, warranty, covenant or agreement is qualified by the statement “to the knowledge of” any or all of Prospect Parties, knowledge shall be deemed to be the actual knowledge of Jacob Y. Terner and/or R. Stewart Kahn.

5.5                                 Tax Matters; Liability; Preparation  and Filing of Tax Returns.

(a)                                  Adequate Provision for Taxes.  The Financial Statements, including but not limited to the October Interim Financial Statements and the December Interim Financial Statements, reflect that each of StarCare, APAC and Pinnacle have made adequate provision for accrued but unpaid Taxes owing as of the date of such financial statement.

(b)                                 Liability for Taxes.  StarCare has properly accrued on the Financial Statements, including but not limited to the October Interim Financial Statements and the December Interim Financial Statements, all Taxes imposed on StarCare (which is a “C” corporation”) or for which StarCare may otherwise be liable, for all periods up to and including December 31, 2003 (“StarCare/Shareholder Tax Period”).  APAC and Pinnacle have properly accrued on the Financial Statements including but not limited to the October Interim Financial Statements and the December Interim Financial Statements, all Taxes imposed on APAC and Pinnacle (which are “S” corporations”) or for which APAC and/or Pinnacle may otherwise be liable, for all periods up to and including December 31, 2003 and has properly accrued on its books and records, all Taxes imposed on APAC and Pinnacle or for which APAC and/or Pinnacle may otherwise by liable, for the period from January 1, 2004 through January 31, 2004 (“APAC/Pinnacle/Shareholder Tax Period”).  Additionally, Shareholder shall be liable for any Taxes arising as a result of any breach of the representation contained in Section 2.9 and the covenants contained in this Section 5.5.

(c)                                  Tax Returns.  The Prospect Parties will be responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to StarCare for the periods commencing January 1, 2004 and which continue thereafter, and the Shareholder is responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to StarCare for all periods prior to January 1, 2004.  The Prospect Parties will be responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to APAC and/or Pinnacle for the periods commencing February 1, 2004 and which continue thereafter, and the Shareholder is responsible for causing the preparation and filing of all tax returns that are required to be filed by or with respect to APAC and/or Pinnacle for all periods prior to February 1, 2004.  The Shareholder shall be responsible for and liable for any Taxes due, with respect to StarCare, for the StarCare/Shareholder Tax Period which has not been properly accrued on the December Interim Financial Statements for the period ending December 31, 2003.   The Shareholder shall be responsible for and liable for any Taxes due, with respect to APAC and/or Pinnacle, for the APAC/Pinnacle/Shareholder Tax Period for the period ending January 31, 2004.  No later than 30 days before the due date for filing any tax return described in this subsection (c) which is required to be prepared by the Prospect Parties after Closing involving any StarCare/Shareholder Tax Period or APAC/Pinnacle/Shareholder Tax Period, the Prospect Parties will deliver such tax return to Shareholder for Shareholder’s review. The Prospect Parties and Shareholder will attempt to resolve in good faith any disagreement arising out of any tax return.  If any such disagreement cannot be resolved, the Prospect Parties and Shareholder will jointly select an independent accounting firm to act as an arbitrator to resolve such disagreement in accordance with the terms of this Agreement.  The independent accounting firm’s determination with respect to any such tax return will be final and binding upon the parties and all parties will file (or amend, if applicable) their respective tax returns in accordance with such determination.  Any fees and expenses related to the engagement of the independent accounting firm will be shared equally by the Prospect Parties, on the one hand, and Shareholder, on the other hand.

(d)                                 338 Election.  Prospect intends to make an election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”) to treat the sale of the APAC Shares and the Pinnacle Shares (each, a “338 Corporation”) as a sale of assets by each such 338 Corporation for income and franchise tax purposes.  Prospect and the Shareholder shall duly and timely file, or cause to be duly and timely filed, any document necessary to effectuate such election, if available, including without limitation, federal Form 8023 (and any similar forms required under state or local laws relating to taxes) in accordance with the requirements of Section 338 of the Code (or state or local laws relating to the taxes, as the case may be). The parties shall report the deemed sale consistent with such allocation for all financial, tax or other purposes, shall not take any position inconsistent therewith and shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve such election.  Anything contained in this Agreement to the contrary notwithstanding, the Shareholder makes no representation or warranty concerning the effectiveness under the Code (or other comparable provision of law) of any election made pursuant to this Section 5.5(d); and, except where such failure is due to a breach by such party of its obligations under this Section 5.5(d), in no event shall the Shareholder be liable to Prospect for the failure of any such election to be effective under the Code (or other comparable provision of law).

(e)                                  Contest Provisions.  Promptly after receipt by the Prospect Parties or Shareholder of written notice of the assertion or commencement of any claim, audit, examination or other proposed change or adjustment by the Internal Revenue Service or any state, local or foreign taxing authority having jurisdiction over StarCare, APAC and/or Pinnacle or any of its assets (“Tax Authority”) relating to Taxes of StarCare, APAC and/or Pinnacle with respect to a StarCare/Shareholder Tax Period or APAC/Pinnacle/Shareholder Tax Period (a “Tax Claim”), the recipient will promptly notify the Prospect Parties or Shareholder, as applicable.  Such notice will contain factual information (to the extent known) describing the asserted Tax Claim in reasonable detail and will include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Tax Claim.  The Shareholder will have the right to represent StarCare’s and/or APAC’s interests in any Tax audit or administrative or court proceeding relating to any StarCare/Shareholder Tax Period or APAC/Pinnacle/Shareholder Tax Period as to any issues that could materially affect the Shareholder’s liability for Taxes or indemnification obligations, and to employ counsel (reasonably acceptable to the Prospect Parties) of the Shareholder’s choice at its expense; provided, however, that the Prospect Parties and their representatives will be permitted, at their expense, to be present at any such audit or proceeding.  Notwithstanding the foregoing, Shareholder will not be able to settle, either administratively or after the commencement of litigation, any claim for Taxes that would adversely affect the liability for Taxes of any of the Prospect Parties, StarCare, APAC or Pinnacle without the written consent of the Prospect Parties, which consent shall not be unreasonably withheld, unless the Shareholder makes adequate provision to the satisfaction of the Prospect Parties to indemnify the Prospect Parties against the effects of any such settlement.  In order to allow the Shareholder to respond to a Tax Claim involving any StarCare/Shareholder Tax Period or APAC/Pinnacle/Shareholder Tax Period, the Prospect Parties agree to allow Shareholder reasonable access to the books and records of the applicable Gateway Party facing a Tax Claim for periods on or before December 31, 2003 in the case of StarCare, and for periods on or before January 31, 2004 in the case of APAC or Pinnacle. The Prospect Parties hereby covenant and agree that all StarCare tax returns that they file or are responsible for filing shall reflect payments made to Shareholder during the period from January 1, 2004 and prior to the Effective Date as distributions in the nature of dividends made to Shareholder in his capacity as the sole shareholder of StarCare (it being understood and agreed, however, that the extent to which such payments shall be treated as dividends for tax purposes shall depend upon the cumulative and 2004 earnings and profits of StarCare).   In addition to the foregoing, the Prospect Parties agree to provide a copy of the tax returns of StarCare for the 2004 taxable year to Shareholder in order to facilitate Shareholder’s determination of the amount of StarCare distributions that will be treated as dividends for tax purposes.

(f)                                    Assistance and Cooperation.  After the Closing Date, Shareholder and the Prospect Parties will:

(i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file tax returns or other reports with respect to sales, transfer and similar Taxes;

(ii) assist the other party in preparing any tax return which such other party is responsible for preparing and filing in accordance with this Section 5.5 (including providing the other party with reasonable access to financial records for such purposes);

(iii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any tax returns of StarCare, APAC and/or Pinnacle; and

(iv) make available to the other party and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of StarCare, APAC and/or Pinnacle.

5.6                                 Attorney Fees of Davis, Wright Tremaine. The legal fees of the Gateway Parties incurred from and after November 1, 2003 in negotiating and drafting documentation in connection with the StarCare Stock Purchase, the APAC Stock Purchase and/or the Pinnacle Stock Purchase and the other transactions contemplated hereunder, shall be borne solely by Shareholder at no expense to StarCare, APAC and/or Pinnacle.

5.7                                 Good Faith.  The Gateway Parties and the Prospect Parties agree that they will perform their obligations under this Agreement in good faith.

5.8                                 Further Assurances.  The Gateway Parties and the Prospect Parties agree that at any time and from time to time after the Closing Date they will execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the Transaction.

ARTICLE 6

DELIVERIES AND CONDITIONS

6.1                                 Deliveries by StarCare, APAC, Pinnacle and the Shareholder.  StarCare, APAC, Pinnacle and the Shareholder have delivered the following to the Prospect Parties:

(a)                                  A copy of the Articles of Incorporation of StarCare, APAC and Pinnacle, with all amendments thereto, and certificate of good standing from the State of California, both of which shall be certified as of a date within twenty days prior to the Closing Date by the Secretary of State of California.

(b)                                 A certificate of tax good standing of StarCare, APAC and Pinnacle from the Franchise Tax Board issued as of a date within twenty days of the Closing Date.

(c)                                  A certificate of the Secretary of StarCare, APAC and Pinnacle dated the Closing Date and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of StarCare, APAC and Pinnacle and by shareholders of StarCare, APAC and

Pinnacle has been taken to authorize the consummation by StarCare, APAC and Pinnacle of the Transaction.

(d)                                 The stock books and records, corporate minute books (containing, in all material respects, the originals of all minutes and resolutions ever adopted or consented to or agreed to by the shareholders, directors or any committee of directors of StarCare, APAC and Pinnacle) and the corporate seal, if any, of StarCare, APAC and Pinnacle.

(e)                                  Spousal Consent of Shareholder for this Agreement.

(f)                                    Letters of resignation of all officers and directors of StarCare, APAC and Pinnacle dated the Closing Date.

(g)                                 Original stock certificates representing the StarCare Shares, the APAC Shares and the Pinnacle Shares duly endorsed in blank for transfer and presented with stock powers duly endorsed in blank.

(h)                                 The Non-Competition Agreement in the form attached hereto as Exhibit B as executed by Shareholder.

(i)                                     a legal opinion from counsel to the Gateway Parties as to the matters set forth in Exhibit C.

(j)                                     documentation for filing with the California Medical Board to cancel the fictitious name permits for each of the trade names of StarCare, APAC and Pinnacle  listed on Schedule 2.13.

(k)                                  a lease of Pinnacle’s current office space at 17922 Fitch, Irvine, CA for a term of 6 months with aggregate rent payments not to exceed $22,000, coupled with an option to renew for an additional month upon 30 days notice.

6.2                                 Deliveries by Group and Systems on the Closing Date.  Group and Systems have  delivered the following to the Gateway Parties.

(a)                                  Certificates of the secretaries of Group and Systems dated the Closing Date, and accompanying resolutions reflecting that the necessary corporate action by the Board of Directors of Group and Systems to authorize the consummation by Group and Systems of the Transaction.

(b)                                 A lease for Pinnacle’s current office space at 17922 Fitch, Irvine, CA for a term of six months with aggregate rent payments not to exceed $22,000 executed by one or both of the Prospect Parties which lease has an option to renew for an additional month upon 30 days notice.

(c)                                    The Non-Competition Agreement in the form attached hereto as Exhibit B as executed by the Prospect Parties.

(d)                                 The Purchase Price described in Section 1.5 hereof.

ARTICLE 7

INDEMNIFICATION; REMEDIES

7.1                                 Indemnification Period.  As used in this Article 7, the “Indemnification Period” shall be that period of time commencing on the Closing Date and continuing for 2 years thereafter.

7.2                                 Indemnification of StarCare, APAC, Pinnacle, Group and Systems. Shareholder shall indemnify, defend and hold harmless StarCare, APAC, Pinnacle, Group and Systems and their directors, officers, employees, agents and affiliates from and against any and all damage, loss, liability and expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant; and (D) all amounts not covered by insurance) incurred or suffered by StarCare, APAC, Pinnacle, Group or Systems arising out of (i) any breach of the representations, warranties, covenants or agreements of StarCare, APAC, and/or Pinnacle and/or Shareholder set forth herein; (ii) any failure by StarCare, APAC, Pinnacle or the Shareholder to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by StarCare, APAC, Pinnacle or the Shareholder as set forth herein; (iii) any and all of the liabilities shown on Schedule 2.8; (iv) Colebaugh/Herrador Cases and/or (v) any action against StarCare, APAC or Pinnacle arising from or based upon an allegations of intentional tortious conduct by Shareholder, or any officer or  supervisory employee of StarCare, APAC or Pinnacle (including, but not limited to, any claims of wrongful termination, sexual harassment, racial or sexual discrimination) that occurred prior to the Closing Date with respect to employees who were terminated on or before the Closing Date (collectively, the “Prospect Indemnifiable Damages”).  Notwithstanding the foregoing, Shareholder shall not be obligated to indemnify StarCare, APAC, Pinnacle, Group or Systems for any Prospect Indemnifiable Damages that exceed the Purchase Price (the “Indemnification Cap”).  StarCare, APAC, Pinnacle, Group and Systems may obtain indemnification for any Prospect Indemnifiable Damages to which this Section 7.2 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 7.1., except as otherwise provided in Section 7.4.

7.3                                 Indemnification of the Shareholder.  StarCare, APAC, Pinnacle, Group and Systems, joint and severally, agree to hold harmless, defend and indemnify Shareholder from and against any and all damage, loss, liability and expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant; and (D) all amounts not covered by insurance) incurred or suffered by Shareholder arising out of (i) any breach of the representations, warranties, covenants or agreements of Group and/or Systems set forth herein (ii) any failure by Group and Systems to perform or comply with any covenant contained in this Agreement that is required to be performed or complied with by Group and/or Systems as set forth herein (the “Gateway Indemnifiable Damages”).  Notwithstanding the foregoing, none of StarCare, APAC, Pinnacle, Group or Systems shall be obligated to indemnify Shareholder for Gateway Indemnifiable Damages that exceed the Indemnification Cap.  The Shareholder may obtain indemnification for any Gateway Indemnificable Damages to which this Section 7.3 relates only if it makes a claim for indemnification within the Indemnification Period defined in Section 7.1.

7.4                                 Exclusion of Prospect Indemnifiable Damages from Indemnification Period. Notwithstanding anything in this Agreement to the contrary, the Indemnification Period shall not apply to limit Prospect Indemnifiable Damages with respect to claims of the StarCare, APAC, Pinnacle, Group or Systems:

(i)                                     under Section 7.2(iii);

(ii)                                  under Section 7.2(iv);

(iii)                               under Section 7.2(v);

(iv)                              arising out of or related to a breach of the representation and warranty set forth in Sections 2.10; and/or

(v)                                 arising out of or related to a breach of any or all of the representations, warranties, covenants or agreements set forth in Section 2.9, and/or Section 5.5(b); provided, however, that with respect to claims based on a breach of Section 2.9 and/or 5.5(b), such claims must be made by the Prospect Parties within five (5) years of the date of this Agreement.

7.5                                 Indemnification Procedures.  A party seeking indemnification (the “Indemnitee”) shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement.  The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the “Indemnitor”) of the assertion of a claim for indemnification, but in no event longer than twenty (20) days after service of process in the event litigation is commenced against the Indemnitee by a third party.  No such notice of assertion of a claim shall satisfy the requirements of this Section 7.5 unless it describes in reasonable detail and in good faith the facts and circumstances, to the extent known by Indemnitee, upon which the asserted claim for indemnification is based.  If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim.  During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of provisional relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so.  The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed.  The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter.  The Indemnitee agrees to use reasonable efforts to cooperate with the Indemnitor in connection with its defense of indemnifiable claims.  In the event the Indemnitee has a claim or claims against any third party arising out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.  The parties agree that StarCare, APAC, Pinnacle, Group and/or Systems, as the Indemnitee of the Colebaugh/Herrador Cases, shall be deemed to have satisfied the indemnification procedures set forth in this Section 7.5 with respect to the Colebaugh/Herrador Cases; provided, however that StarCare, APAC, Pinnacle, Group and/or Systems shall continue to have an obligation to provide reasonable cooperation to Indemnitor in connection with Indemnitor’s defense of the Colebaugh/Herrador Cases.

7.6                                 Counsel Pursing Coverage for Colebaugh Case.  Shareholder has informed the Prospect Parties that he instructed Pinnacle, on or about January 29, 2004, to retain legal counsel to pursue coverage with the insurance carrier for the Colebaugh Case.  Shareholder has agreed to pay the bills of such counsel directly, rather than having StarCare pay and remit bills to Shareholder.   Such agreement among the parties does not have any effect on Shareholder’s obligation to indemnify StarCare, APAC, Pinnacle, Group and/or Systems under Section 7.2(iv) of this Agreement.

ARTICLE 8

[Intentionally Omitted]

ARTICLE 9

MISCELLANEOUS

9.1                                 Entire Agreement.  This Agreement, together with all exhibits and schedules hereto, and all documents referred to herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all other and prior agreements on the same subject, whether written or oral, and contains all of the covenants and agreements between the parties with respect to the subject matter hereof.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements orally or otherwise, have been made by the party(ies), or by anyone acting on behalf of any party, that are not identified herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

9.2                                 Arbitration. In the event of a dispute under this Agreement which is not resolved  after good faith negotiation, either the Prospect Parties or the Gateway Parties may demand arbitration of the matter and the matter shall be settled by arbitration conducted by a single neutral arbitrator.  Any such arbitration shall be held in Los Angeles County, California under the rules then in effect of the American Arbitration Association. The decision shall be written and shall be supported by, as agreed by the parties, either a reasoned award or findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.  The prevailing party to an arbitration shall be entitled to recovery from the non-prevailing party of its expenses, the fees of the arbitrator, the administrative costs of the arbitration, and the expenses, including, without limitation, reasonable attorneys’ fees and costs, reasonably incurred by it in connection with the arbitration.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  Notwithstanding the foregoing, the parties shall have the rights to discovery in accordance with California Code of Civil Procedure Section 1283.05.

9.3                                 Successors and Assigns.  This Agreement and all documents and agreements referred to herein shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns.  No party may assign this Agreement or the rights, interests or obligations hereunder; provided, however, that to the extent permitted by applicable law, the Prospect Parties may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates or an affiliate of Jacob Y. Terner, M.D., the sole shareholder of Group; provided, however, that the Prospect Parties shall remain liable under this Agreement and (ii) designate one or more of its affiliates to perform its obligations hereunder.  Any assignment or delegation in contravention of this Section shall be null and void.

9.4                                 No Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.5                                 Counterparts.  This Agreement, and any amendments hereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

9.6                                 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7                                 Notices.  Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or five (5) business days hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return- receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to StarCare, APAC and Pinnacle:

Pre-Closing:	StarCare Medical Group dba Gateway Medical Group 17922 Fitch

Irvine, CA 92614
Attn: David Tsoong, M.D., Chief Executive Officer

APAC Medical Group dba Gateway Physicians Medical Associates
17922 Fitch
Irvine, CA 92614
Attn: David Tsoong, M.D., Chief Executive Officer

Pinnacle Health Resources
17922 Fitch
Irvine, CA 92614
Attn: David Tsoong, M.D., Chief Executive Officer

Post-Closing:	David Tsoong, M.D.
5191 E. Crescent Drive
Anaheim Hills, CA 92807

With a copy to:	Davis Wright and Tremaine
865 S. Figueroa Street, Suite 2400
Los Angeles, California 90017
Attn: Marc Jacobowitz, Esq.

If to Group:	Prospect Medical Group, Inc.
1920 East 17th Street Suite 200
Santa Ana, California 92705
Attn: Jacob Y. Terner, M.D.

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

If to Systems:	Prospect Medical Systems, Inc.
6083 Bristol Parkway, Suite 100
Culver City, CA 90230
Attn: Jacob Y. Terner, M.D.

With a copy to:	Miller & Holguin
1801 Century Park East, 7th Floor
Los Angeles, CA 90067
Attn: Dale S. Miller, Esq.

9.8                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.9                                 Amendment.  This Agreement may be amended at any time by agreement of the parties, provided that any amendment shall be in writing and executed by all parties.

9.10                           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue in full force and effect, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

9.11                           Fees and Expenses.  Except as otherwise explicitly set forth herein, each party shall bear its own expenses including, without limitation, attorneys’ and accountants’ fees in connection with the preparation of this Agreement and the transactions contemplated hereby.

9.12                           Exhibits and Schedules.  All exhibits and schedules attached to this Agreement are incorporated herein by this reference and all references herein to “Agreement” shall mean this Agreement together with all such exhibits and schedules to be delivered at the execution of this Agreement or upon the Closing Date.

9.13                           Time of Essence.  Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

9.14                           Attorneys’ Fees.  Should any party institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by a declaration of rights hereunder including without limitation arbitration, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

9.15                           Further Assurances.  The parties shall take such actions and execute and deliver such further documentation as may reasonably be required in order to give effect to the transaction contemplated by this Agreement and the intentions of the parties hereto.

9.16                           References to Dollars.  All references to “dollars” and “$” shall mean United States dollars.

9.17                           Construction.  Whenever in this Agreement the context so requires, references to the masculine shall be deemed to include the feminine and the neuter, reference to the neuter shall be deemed to include the masculine and feminine, references to the plural shall be deemed to include the singular and the singular to include the plural and references to the words “and” and “or” shall be deemed to include the inclusive usage “and/or.”

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

                IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“Group”

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
Chief Executive Officer

“Systems”

PROSPECT MEDICAL SYSTEMS, INC.

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
Chief Executive Officer

“StarCare”

STARCARE MEDICAL GROUP, INC.

By:	/s/ David Tsoong, M.D.
David Tsoong, M.D.,
Chief Executive Officer

“APAC”

APAC MEDICAL GROUP, INC.

By:	/s/ David Tsoong, M.D.
David Tsoong, M.D.,
Chief Executive Officer

“Pinnacle”

PINNACLE HEALTH RESOURCES

By:	/s/ David Tsoong, M.D.
David Tsoong, M.D.,
Chief Executive Officer

“Shareholder”

/s/ David Tsoong, M.D.
David Tsoong, M.D.